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                                                                   Exhibit 12.01

                    STATEMENT REGARDING COMPUTATION OF RATIOS

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                                                                 FISCAL YEAR ENDED MARCH 31,                       SIX MONTHS ENDED
                                              -----------------------------------------------------------------     SEPTEMBER 30,
                                                 1997         1998          1999         2000          2001             2001
                                              ----------   -----------   ----------   -----------   -----------   ----------------
Fixed charges:
  Interest expense, including amortization
    of debt issuance costs..................   1,402,000     1,218,000    1,839,000        22,000            --             --
  Assumed interest element in rent..........   1,800,000     2,100,000    2,250,000     2,400,000     3,450,000      1,950,000
  Total fixed charges.......................   3,202,000     3,318,000    4,089,000     2,422,000     3,450,000      1,950,000
Earnings (loss):
  Income (loss) before income taxes.........  30,378,000   112,097,000   83,173,000   257,291,000   140,780,000     (5,125,000)
  Fixed charges per above...................   3,202,000     3,318,000    4,089,000     2,422,000     3,450,000      1,950,000
  Total earnings (loss).....................  33,580,000   115,415,000   87,262,000   259,713,000   144,230,000     (3,175,000)
Ratio of earnings to fixed charges..........       10.49x        34.78x       21.34x       107.23x        41.81x            --
Deficiency of earnings available to
  cover fixed charges.......................          --            --           --            --            --      5,125,000
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